Exhibit 1.2
MC-336120

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Qifu Technology, Inc.

having by Special resolution dated 30th day of June Two Thousand Twenty-Five changed its name, is now incorporated under name of

Qfin Holdings, Inc.

When translated in English is,

(Qifu Technology Limited)

Given under my hand and Seal at George Town in the Island of Grand Cayman this 30th day of June Two Thousand Twenty-Five

An Authorised Officer, Registry of Companies, Cayman Islands.

Authorisation Code : 723812884879 www.verify.gov.ky 02 July 2025